FUSION	Philip Turits
CONTACT:	212-201-2400
pturits@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

FUSION LAUNCHES BREAK-THROUGH FREE INTERNET PHONE SERVICE
Fusion Creates the Internet Area Code™
Company’s efonica® Subscribers Worldwide Can Make Free Calls Without Computers

NEW YORK, June 19, 2006 -- Fusion Telecommunications International, Inc. (AMEX: FSN) announced today that it has launched a revolutionary free VoIP service under its global efonica brand. efonica subscribers can now call each other for free using their existing landline or mobile telephone numbers to and from any combination of PC’s, Internet phones and regular telephones (with a simple adapter), connected to a broadband or dial-up Internet connection. To facilitate calls, the Company has developed the worldwide Internet Area Code. Subscribers dial the prefix “10”, then dial familiar phone numbers as they normally would, rather than clicking on user names, as is common with other free VoIP services.

“We believe that the introduction of the worldwide Internet Area Code marks a significant development in the VoIP industry,” said Roger Karam, President of Fusion’s VoIP division. “We’ve simplified the way subscribers call each other. During a brief sign-up process, subscribers register their landline or mobile numbers as their eNumbers, and within seconds, they can call each other for free. They simply dial the Internet Area Code “10” before the eNumberTM to enjoy high quality voice calls at no cost. It’s that easy, and the call connects immediately. Because efonica supports the current dialing habits of consumers worldwide, customers should adapt to efonica seamlessly.”

Subscribers to the new efonica VoIP services can call each other for free anywhere in the world, regardless of their physical location. The free efonica service includes several premium calling features such as caller ID with name, call waiting, three-way calling, call forwarding, call transfer, call hold and do not disturb. Subscribers can use the service through their PCs by downloading a free computer-based telephone, or “softphone”, from the efonica website, or with one of the many compatible hardware devices that do not require a PC. efonica can be used with broadband, dial-up and wireless Internet connections. Full details of the new service and sign-up procedures are available on the efonica website (www.efonica.com).

According to Matthew Rosen, Fusion’s President and Chief Executive Officer, the Company believes that maintaining consumers’ calling habits will lead to broader worldwide acceptance of its new free service offering. “The service we introduce today avoids many of the flaws found in competitor’s offerings, where consumers have had to compromise on many of the capabilities that landline subscribers have taken for granted for years. We believe efonica employs superior proprietary technology that eliminates the need for a PC and allows subscribers to call each other using their existing phone numbers, which provides for universal accessibility and remarkable ease of use. The transmission quality is exceptional, the architectural design is more secure than other peer-to-peer offerings -- and the basic service plan is free.”

Fusion intends to use its free efonica service to create a worldwide community of subscribers, primarily targeting customers who call internationally. “Rather than competing directly against other VoIP providers such as Skype, Vonage, AOL, Google, MSN and Yahoo, Fusion’s goal is to set itself apart by creating a new free segment in the industry that maintains consumers’ current calling habits and is designed to meet the needs of international calling communities around the world. Although efonica services can be used anywhere, Fusion targets users around the world who have traditionally been underserved and burdened with high calling costs, particularly for international calls. The fact that efonica’s free service works with dial-up is especially relevant in emerging markets worldwide,” continued Mr. Rosen.

The Company initially plans to reach its worldwide target customer base with a global online advertisement campaign, public relations efforts in key regions, viral marketing and its retail distribution partners. Fusion believes that its efonica service will be particularly attractive to consumers in developing countries, who have expensive landline service and limited VoIP calling options. To enhance the communication experience of free subscribers, Fusion will offer efonica Plus -- value-added services for a fee, including voicemail solutions and the ability to call any landline or mobile number throughout the world.

“It has taken us years to build a global VoIP technology platform and establish a significant presence and customer base in key emerging markets around the world,” said Mr. Rosen. “We believe the efonica offering is the next logical step for Fusion, as we build on the foundation we have established, and place ourselves firmly at the center of the global VoIP revolution.”

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.